Exhibit 5.1

Mazanti-Andersen Advokatpartnerselskab VAT: DK35892052	Amaliegade 10 DK-1256 København K +45 3314 3536
www.mazanti.dk	Klosterbakken 12 DK-5000 Odense C +45 6314 1414

Evaxion Biotech A/S Dr Neergaards Vej 5F DK-2970 Hørsholm Denmark

26.3.2025 Ref. 70451/LLJ ID 3159	Re. Evaxion Biotech A/S – Form F-3 (registration File No. 333- 285778) as supplemented by Prospectus Supplement dated 26 March 2025 (“Prospectus Supplement”)

Lars Lüthjohan Attorney-at-law D: +45 3319 3749 M: +45 4028 3536 llj@mazanti.dk	1.	Introduction

I act as Danish legal adviser to Evaxion Biotech A/S (the “Company” “you” and “yours”), in connection with the Registration Statement on Form F-3 (File No. 333- 285778) (the “Registration Statement”), as supplemented by the Prospectus Supplement filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 26, 2025 for purposes of registering under the Securities Act of 1933 (the “Securities Act”) the offer and sale of the Company’s ordinary shares, DKK 0.25 nominal value, represented by American Depositary Shares (“ADSs”), with each ADS representing fifty (50) ordinary shares, having an aggregate gross sales price of up to $4,480,000 (the “Placement Shares”), pursuant to the terms of the Capital on DemandTM Sales Agreement dated October 3, 2022 between the Company on the one side and on the other side JonesTrading Institutional Services LLC.

	1.1	This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission. Certain terms used in this opinion are defined in Annex 1 (Definitions).

	2.	Danish Law

	2.1	This opinion is limited to Danish law in effect on the date of this opinion and we express no opinion with regard to the laws of any other jurisdiction. The opinion (including all terms used in it) is in all respects to be construed in accordance with Danish law. This opinion does not include an assessment or opinion as to whether the Placement Shares have been subscribed at market price in accordance with the Danish Companies Act.

3.	Scope of Inquiry

3.1	For the purpose of this opinion, I have examined, and relied upon the accuracy of the factual statements and compliance with the undertakings in, the following documents:

3.1.1	A copy of the Registration Statement, in the form filed and to be filed with the Commission, and the exhibits filed or to be filed in connection therewith, and a copy of the Prospectus Supplement.

3.1.2	A copy of:

(a) the Company’s deed of incorporation and articles of association as in effect on today’s date;

(b) a compiled summary from the Danish Business Authority dated as of today’s date; and

(c) the Owners’ Register.

3.2	A copy of:

(a) the Capital on DemandTM Sales Agreement.

3.3	In addition, I have examined such documents, and performed such other investigations, as I consider necessary for the purpose of this opinion. My examination has been limited to the text of the documents. With your consent I have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

4.	Opinion

4.1	Based on the documents and investigations referred to in paragraph 3, I am of the following opinion:

Upon

	1.	The Board of Directors of the Company having finally approved the issuance of the Placement Shares against subscription and full payment therefor in the circumstances contemplated by the Capital on DemandTM Sales Agreement,

	2.	registration of the Board of Directors’ resolutions to issue Placement Shares and increase the share capital with the Danish Business Authority, and

	3.	the due entry into the Owners’ Register of the Placement Shares by the Company’s share registrar,

the Placement Shares will have been validly issued and will be fully paid and nonassessable. Nonassessable shall in this context mean, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholding.

5.	Reliance

5.1	This opinion is for your benefit in connection with the Registration Statement and the Prospectus Supplement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to the Registration Statement and may not be relied upon for any purpose other than the Registration.

5.2	Any and all liability and other matters relating to this opinion shall be governed exclusively by Danish law and the Danish courts shall have exclusive jurisdiction to settle any dispute relating to this opinion.

5.3	The Company may:

	(a)	file this opinion as an exhibit to the Registration Statement; and

	(b)	refer to Mazanti-Andersen Law Firm giving this opinion under the heading “Legal Matters” in the Registration Statement.

5.4	The previous sentence is no admittance from me (or Mazanti-Andersen Law Firm) that I am (or Mazanti-Andersen Law Firm is) in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours sincerely,

/s/ Lars Lüthjohan
Lars Lüthjohan

Annex 1 – Definitions

In this opinion:

“Danish law” means the law directly applicable in Denmark.

“Company” means Evaxion Biotech A/S, with corporate seat in Hørsholm, Denmark.

“Owners’ Register” means the Company’s owners’ register.

“Registration” means the registration of the Placement Shares with the SEC under the Securities Act.

“Registration Statement” means the registration statement on Form F--3 (Registration No. 333- 285778) in relation to the Registration filed with the SEC on March 13, 2025, and declared effective by the SEC on March 24, 2025, as amended and supplemented to the date hereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“The Capital on DemandTM Sales Agreement” means the the Capital on DemandTM Sales Agreement dated October 3, 2022 between the Company on the one side and on the other side JonesTrading Institutional Services LLC.